Exhibit 4.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Capitalized terms used but not defined herein have the meanings set forth in the Annual Report on Form 10-K to which this Exhibit is attached. References to “we,” “our” and “us” refer to Cactus, Inc., unless the context otherwise requires. References to “stockholders” refer to holders of our Class A common stock and Class B common stock, unless the context otherwise requires.

As of December 31, 2019,  we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $0.01 par value per share. Although described below, our Class B common stock, $0.01 par value per share, is not registered under Section 12 of the Exchange Act.

The following contains a description of our Class A common stock and Class B common stock, as well as certain related additional information. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, which we refer to as our “amended and restated bylaws” and our “amended and restated certificate of incorporation,” respectively. Our amended and restated bylaws and amended and restated certificate of incorporation as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

General

As of February 24, 2020, our authorized capital stock consisted of: 300,000,000 shares of Class A common stock,  $0.01 par value per share, of which 47,339,551 shares were issued and outstanding; 215,000,000 shares of Class B common stock, $0.01 par value per share, of which 27,957,699 shares were issued and outstanding; and 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

Class A Common Stock

Voting Rights.  Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights.  Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to ratably receive the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters.  The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us.  There are no redemption or sinking fund provisions applicable to the Class A common stock.  All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

Generally. In connection with our IPO, each owner of CW Units (a “CW Unit Holder”) received one share of Class B common stock for each CW Unit that it held.  Accordingly, each CW Unit Holder has a number of votes in Cactus, Inc. equal to the aggregate number of CW Units that it held.

Voting Rights.  Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders.  The holders of our Class B common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend and Liquidation Rights.  Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock.  Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Cactus, Inc.

Other Matters. The shares of Class B common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interest, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us.  We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), regulating corporate takeovers.  In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the New York Stock Exchange, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interest.  Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders.  These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken.  Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.  Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices.  These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•provide our board of directors the ability to authorize undesignated preferred stock.  This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•provide that the authorized number of directors may be changed only by resolution of the board of directors;

•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, the rights of holders of any series of preferred stock and the then applicable provisions of the “Stockholders’ Agreement” be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•provide that our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding Class A common stock;

•provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any.  This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Cadent or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities, and that they have no duty to refrain from engaging in corporate opportunities in the same or similar lines of business in which we or our affiliates now engage or propose to engage or otherwise competing with us or our affiliates; and

•provide that our amended and restated bylaws can be amended by the board of directors.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•any derivative action or proceeding brought on our behalf;

•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.  Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.  The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Business Opportunities and Competition

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders.

Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Cadent and its affiliates, including any of our directors affiliated with Cadent and provides that if Cadent or its affiliates, including any of our directors affiliated with Cadent, becomes aware of a potential business opportunity, transaction or other matter, they have no duty to communicate or offer that opportunity to us (unless such opportunity is expressly offered to such director in his capacity as one of our directors).

In addition, our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, provides that none of Cadent or its affiliates, including any of our directors affiliated with Cadent, have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.  Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•for any breach of their duty of loyalty to us or our stockholders;

•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.  Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.  We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with any future directors and officers.  These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “WHD.”